AMENDMENT NO. 2 TO AMENDED BY-LAWS
                   OF MELAMINE CHEMICALS, INC.
                ADOPTED BY THE BOARD OF DIRECTORS
                           MAY 1, 1991



     Article III, Section 3, of the Amended By-laws of the Company is amended by the addition of the following sentence to the second paragraph of such Section 3:

     Notwithstanding anything in this Section 3 to the contrary, the term of any director will expire at the annual meeting of stockholders immediately following such director's 70th birthday.